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                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM N-8A
    NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
               OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: General American Life Insurance Company Separate Account Two Group and Individual Variable Annuity

Address of Principal Business Office (No. & Street, City, State, Zip Code):

            700 Market Street
            St. Louis, Missouri  63101

Telephone Number (including area code):  1-314-231-1700

Name and address of agent for service of process:

            William L. Hutton, Esquire
            700 Market Street
            St. Louis, Missouri  63105

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:       Yes [X]     No [ ]

                                  SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Louis and State of Missouri on the 16th day of June, 1999.


[SEAL]                        GENERAL AMERICAN LIFE INSURANCE COMPANY
                                SEPARATE ACCOUNT TWO



                              By /s/ Matthew P. McCauley
                                -----------------------------------------
                                Matthew P. McCauley
                                Vice President, Associate General Counsel
                                  and Assistant Secretary


Attest: /s/ Steven P. Traynor
       ---------------------------------
       Steven P. Traynor
       Assistant Secretary